Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-221324 and 333-221324-01

Product Supplement No. STEPS-1 (To Series A Prospectus Supplement dated May 18, 2018 and Prospectus dated April 5, 2019, as may be amended) September 10, 2019

Wells Fargo Finance LLC

STEP Income Securities® Linked to a Single Equity Security

Fully and Unconditionally Guaranteed by Wells Fargo & Company

●	The STEP Income Securities® (the “notes”) are senior unsecured debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company. Wells Fargo & Company will fully and unconditionally guarantee all amounts payable on the notes. All payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.
●	The notes do not guarantee the return of principal at maturity. Instead, the payment at maturity will be based on the performance of an underlying which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the Guarantor the agents, and our respective affiliates (the “Underlying Stock”).
●	The notes pay interest at a fixed rate on the specified interest payment dates occurring periodically over the term of the notes. In addition, the notes provide an opportunity to receive an additional fixed payment at maturity (the “Step Payment”). However, your payment at maturity will be exposed to any negative performance of the Underlying Stock below the Threshold Value (as defined below) on a 1-to-1 basis.
●	If the value of the Underlying Stock increases from its Starting Value to an Ending Value (each as defined below) that is greater than or equal to a specified “Step Level,” you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus the Step Payment. Your return on the notes will not exceed the interest payments received over the term of the notes, plus the Step Payment, if any.
●	If the Ending Value is less than the Step Level, but greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value. In such a case, you may lose all or a significant portion of the principal amount of your notes.
●	This product supplement describes the general terms of the notes, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.
●	For each offering of the notes, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Underlying Stock, the Threshold Value, the Step Level, the Step Payment, the interest rate, the interest payment dates and certain risk factors. The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.
●	The notes will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.
●	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.
●	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the notes and will act in a principal capacity in such role.
The notes and the related guarantee of the notes by the Guarantor are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement. You may lose all or a significant portion of your principal amount of the notes.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

“STEP Income Securities®” and “STEPS” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. None of the Issuer, the Guarantor or BofAS has authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the accompanying prospectus supplement or prospectus or in the applicable term sheet. We, the Guarantor and BofAS take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The notes are senior debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company, and are not guaranteed or insured by the FDIC or secured by collateral. Wells Fargo & Company will fully and unconditionally guarantee all payments of principal and other amounts payable on the notes. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. All payments due on the notes, including any repayment of principal, are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

We will make periodic interest payments on the notes at a fixed interest rate. The payment on the notes at maturity will be based on the performance of an Underlying Stock, and there is no guaranteed return of principal at maturity. Therefore, you may lose all or a significant portion of your principal amount if the value of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the notes will mature on the date set forth in the applicable term sheet. We cannot redeem the notes at any earlier date, except under the limited circumstances as set forth in the section “Description of the Notes—Anti-Dilution Adjustments—Reorganization Events.”

Interest Rate:	The interest rate will be specified in the applicable term sheet.
Underlying Stock:	The Underlying Stock of a company (the “Underlying Company”) represented either by a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act, which will be set forth in the applicable term sheet.
Underlying Stock Performance:

The performance of the Underlying Stock will be measured according to the percentage change of the Underlying Stock from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the notes are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your principal amount of the notes.

The “Step Level” will be a price of the Underlying Stock that equals a specified percentage (over 100%) of the Starting Value. The Step Level will be determined on the pricing date and set forth in the term sheet.

The “Ending Value” will equal the Closing Market Price (as defined below) of the Underlying Stock on the valuation date multiplied by the Price Multiplier (as defined below) on that day.

If a Market Disruption Event (as defined below) occurs and is continuing on the scheduled valuation date, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the Notes—The Starting Value and the Ending Value—Ending Value.”

Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for the Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “Description of the Notes—Anti-Dilution Adjustments.”
Step Payment:	A dollar amount that will be equal to a percentage of the principal amount of the notes. The Step Payment will be determined on the pricing date and set forth in the applicable term sheet.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that will equal the principal amount plus the Step Payment if the Ending Value is greater than or equal to the Step Level. If the Ending Value is less than the Step Level, but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease of the Underlying Stock below the Threshold Value, and you will receive a Redemption Amount that is less than the principal amount. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

All payments due on the notes, including any repayment of principal, are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:	You may lose all or a significant portion of the principal amount of the notes. Further, if you sell your notes prior to maturity, you may find that the market value per note is less than the price that you paid for the notes.
Calculation Agents:	The calculation agents will make all determinations associated with the notes. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of the notes and will receive an underwriting discount based on the number of units of the notes sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the notes.
Listing:	Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

This product supplement relates only to the notes and does not relate to the Underlying Stock described in any term sheet. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your notes, as well as the tax and other considerations important to you in making a decision about whether to invest in any notes. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the notes, to determine whether an investment in the notes is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we, the Guarantor, nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell the notes to anyone, and are not soliciting an offer to buy the notes from anyone, in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” the “Issuer” or similar references are to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company. All references to “Wells Fargo & Company” or “Guarantor” in this product supplement, are only to Wells Fargo & Company, and not Wells Fargo & Company together with any of its subsidiaries, unless the context indicates otherwise.

You are urged to consult with your own attorneys and business and tax advisers before making a decision to purchase any notes.

RISK FACTORS

Your investment in the notes is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the material terms of the notes or investments in equity or equity-based securities in general.

General Risks Relating to the Notes

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the notes at maturity. The Redemption Amount will be based on the performance of the Underlying Stock. If the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your notes. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

You will not receive a Step Payment at maturity unless the Ending Value of the Underlying Stock is greater than or equal to the Step Level on the valuation date. If the Ending Value of your notes is less than the Step Level on the valuation date, you will not receive a Step Payment on the maturity date. The Step Level will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value. Therefore, unless the Underlying Stock increases by such specified percentage from its Starting Value to its Ending Value, you will not receive a Step Payment, even in scenarios where the Underlying Stock increases above its Starting Value. In addition, this will be the case even if the value of the Underlying Stock to which your notes are linked is equal to or greater than the Step Level at certain points during the term of the notes.

Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. The return that you receive on the notes may be less than the return you would receive if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return will be limited to the periodic interest payments received over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock. Your return on the notes is based on the periodic interest payments received over the term of the notes and on the performance of the Underlying Stock from the Starting Value to the Ending Value. However, your return on the notes will never exceed the sum of (i) the periodic interest payments received over the term of the notes and (ii) the Step Payment, if any, at maturity, regardless of the extent to which the Ending Value exceeds the Step Level. In contrast, a direct investment in the Underlying Stock would allow you to receive the full benefit of any appreciation in the value of the Underlying Stock.

In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of the Notes—Anti-Dilution Adjustments,” the Ending Value will not reflect the value of dividends paid, or distributions made, on the Underlying Stock, or any other rights associated with the Underlying Stock. Thus, your return on the notes will not reflect the return you would realize if you actually owned shares of the Underlying Stock.

The notes are subject to credit risk. The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness, and you will have no ability to pursue the issuers of the Underlying Stock for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders of the notes have limited rights of acceleration. Payment of principal on the notes may be accelerated only in the case of payment defaults that continue for a period of 30 days, certain events of bankruptcy or insolvency relating to Wells Fargo Finance LLC only, whether voluntary or involuntary, certain situations under which the guarantee ceases to be in full force and effect or if the Guarantor denies or disaffirms its obligations under the guarantee. If you purchase the notes, you will have no right to accelerate the payment of principal on the notes if we fail in the performance of any of our obligations under the notes, other than the obligations to pay principal and interest on the notes. See “Description of Debt Securities of Wells Fargo Finance LLC—Events of Default and Covenant Breaches” in the accompanying prospectus.

Holders of the notes could be at greater risk for being structurally subordinated if either we or the Guarantor convey, transfer or lease all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries. Under the indenture, we may convey, transfer or lease all or substantially all of our assets to one or more of the Guarantor’s subsidiaries. Similarly, the Guarantor may convey, transfer or lease all or substantially all of its assets to one or more of its subsidiaries. In either case, third-party creditors of the Guarantor’s subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of the Guarantor’s subsidiaries with respect to such assets. See “Description of Debt Securities of Wells Fargo Finance LLC—Consolidation, Merger or Sale” in the accompanying prospectus.

The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes. The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor. In addition, events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.

The estimated value of the notes will be determined by our affiliate’s pricing models, which may differ from those of BofAS or other dealers.

The estimated value of the notes will be set forth in the applicable term sheet and will be determined for us by our affiliate, Wells Fargo Securities, LLC (“WFS”), using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS will determine an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination will consist of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component will be based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate will be used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS will determine the estimated value of the notes based on this internal funding rate, rather than the assumed rate that is used to determine the economic terms of the notes, for the same reason.

WFS will calculate the estimated value of the derivative component based on a proprietary derivative-pricing model, which will generate a theoretical price for the derivative instruments that constitute the derivative component based on various inputs including, but not limited to, Underlying Stock performance; interest rates; volatility of the Underlying Stock; time remaining to maturity; dividend yields on the Underlying Stock. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes will not be an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of BofAS and other dealers, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by BofAS or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, will be less than the public offering price. The public offering price of the notes will include certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the public offering price. The costs included in the public offering price will relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes will include the underwriting discount, the projected profit that our hedge counterparty (which may be BofAS or one of its affiliates) will expect to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations will be reflected in the fact that we will determine the economic terms of the notes based on an assumed rate that will generally be lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we will use to determine the economic terms of the securities were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge as described in the applicable term sheet). These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Underlying Stock, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

The initial estimated value does not represent the price at which we, the Guarantor, BofAS or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Stock, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by BofAS or its affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than BofAS in a secondary market transaction, the dealer may impose its own discount or commission.

We cannot assure you that there will be a trading market for your notes. If a secondary market exists, we cannot predict how the notes will trade, or whether that market will be liquid or illiquid. The development of a trading market for the notes will depend on various factors, including the Guarantor’s financial performance and changes in the price of the Underlying Stock. The number of potential buyers of your notes in any secondary market may be limited. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

We anticipate that one or more of the agents will act as a market-maker for the notes, but none of them is required to do so and may cease to do so at any time. Any price at which an agent may bid for, offer, purchase, or sell any of the notes may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may affect the prices, if any, at which the notes might otherwise trade in the market. In addition, if at any time any agent were to cease acting as a market-maker for any issue of the notes, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those notes could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list the notes on any securities exchange or quotation system. Even if an application were made to list your notes, we cannot assure you that the application will be approved or that your notes will be listed and, if listed, that they will remain listed for their entire term. The listing of the notes on any securities exchange or quotation system will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The Redemption Amount will not reflect changes in the value of the Underlying Stock other than on the valuation date. Changes in the value of the Underlying Stock during the term of the notes other than on the valuation date will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Step Level and the Threshold Value. No other values of the Underlying Stock will be taken into account. As a result, even if the value of the Underlying Stock has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the notes to maturity. You have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of the notes, assuming all other conditions remain constant.

●	Value of the Underlying Stock. We anticipate that the market value of the notes prior to maturity generally will depend to a significant extent on the value of the Underlying Stock. In general, it is expected that the market value of the notes will decrease as the value of the Underlying Stock decreases, and increase as the value of the Underlying Stock increases (up to the Step Level). However, as the value of the Underlying Stock increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. If you sell your notes when the value of the Underlying Stock is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount of your notes.

In addition, we do not expect that the notes will trade in any secondary market at a price that is greater than the sum of the principal amount, the value of any remaining interest payments and the applicable Step Payment.

●	Volatility of the Underlying Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Increases or decreases in the volatility of the Underlying Stock may have an adverse impact on the market value of the notes. Even if the value of the Underlying Stock increases after the applicable pricing date, if you are able to sell your notes before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Underlying Stock will continue to fluctuate until the Ending Value is determined.
●	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may adversely affect the value of the Underlying Stock and the market value of the notes. If an Underlying Stock is an ADR, the value of your notes may also be adversely affected by similar events in the markets of the relevant foreign country.

●	Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the notes. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Underlying Stock, and, thus, the market value of the notes may be adversely affected. If the Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the notes may be adversely affected.
●	Dividend Yields. In general, if the cumulative dividend yield on the Underlying Stock increases, we anticipate that the market value of the notes will decrease.
●	Our and the Guarantor’s Creditworthiness. Our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes.
●	Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Underlying Stock prior to the maturity date. As the time to maturity decreases, this disparity may decrease, such that the value of the notes will approach the expected Redemption Amount and the interest payment to be paid at maturity.

Trading and hedging activities by the Guarantor, any of our other affiliates and the agents and their affiliates may affect your return on the notes and their market value. The Guarantor, any of our other affiliates and the agents and their affiliates may buy or sell shares of the Underlying Stock, futures or options contracts or exchange-traded instruments on the Underlying Stock, or other listed or over-the-counter derivative instruments linked to the Underlying Stock. The Guarantor, any of our other affiliates and the agents and their affiliates may execute such purchases or sales for their own accounts, for business reasons, or in connection with hedging our obligations under the notes. These transactions could adversely affect the value of an Underlying Stock in a manner that could be adverse to your investment in the notes. On or before the applicable pricing date, any purchases or sales by the Guarantor, any of our other affiliates and the agents and their affiliates, or others on our or their behalf (including for the purpose of hedging anticipated exposure) may increase the value of the Underlying Stock. Consequently, the value of the Underlying Stock may decrease subsequent to the pricing date of an issue of the notes, adversely affecting the market value of the notes.

The Guarantor, any of our other affiliates and the agents and their affiliates may also engage in hedging activities that could increase the value of the Underlying Stock on the applicable pricing date. In addition, these activities, including the unwinding of a hedge, may decrease the market value of the notes prior to maturity, including on the valuation date, and may reduce the Redemption Amount. The agents, or one or more of their respective affiliates may purchase or otherwise acquire a long or short position in the notes, and may hold or resell the notes. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Underlying Stock or the market value of your notes prior to maturity, or the Redemption Amount.

Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of the agents or one or more of their affiliates, may create conflicts of interest with you. The Guarantor and any of our other affiliates and the agents and their affiliates may engage in trading activities related to the Underlying Stock that are not for your account or on your behalf. The Guarantor and any of our other affiliates and the agents and their affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Underlying Stock. These trading and other business activities may present a conflict of interest between your interest in the notes and the interests the Guarantor and any of our other affiliates and the agents and their affiliates may have in their proprietary accounts, in facilitating transactions, including block trades, for their other customers, and in accounts under their management. These trading and other business activities, if they influence the value of the Underlying Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

The Guarantor and any of our other affiliates and the agents and their affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the notes. The Guarantor and any of our other affiliates and the agents and their affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the notes. We may enter into such hedging arrangements with the Guarantor and one or more of our other affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the notes and the Underlying Stock. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. The Guarantor and any of our other affiliates and the agents and their affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the notes increases or decreases, or whether the Redemption Amount on the notes is more or less than the principal amount of the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that the Guarantor and any of our other affiliates and the agents and their affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the notes and, as such, will determine the Starting Value, the Threshold Value, the Step Level, the Step Payment, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate events occur with respect to the Underlying Stock. See the sections entitled “Description of the Notes—Market Disruption Events,” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the notes. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your notes. The exercise of this discretion by the calculation agent could adversely affect the value of your notes and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by our affiliates and the agents and their affiliates may affect your return on the notes and their market value” and “—Our affiliates’ trading, hedging and other business activities, and those of the agents or one or more of their affiliates, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in the notes are uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the notes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain, and the IRS or a court may not agree with the tax treatment described in this product supplement.

If the IRS were successful in asserting an alternative treatment for the notes, as described in the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes” below, the timing and character of income on the notes might differ.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Any stated interest payments on the notes made to non-U.S. investors will generally be withheld upon at a rate of 30%. In addition, a non-U.S. investor may be subject to withholding tax in respect of any “dividend equivalents” treated as paid on a note. Neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to any amounts withheld on any payment on the notes. See the section of this product supplement entitled “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” for a discussion of the withholding tax consequences of an investment in the notes.

Both U.S. and non-U.S. persons should read carefully the section of this product supplement entitled “United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Risks Relating to the Underlying Stock

You must rely on your own evaluation of the merits of an investment linked to the applicable Underlying Stock. In the ordinary course of business, our affiliates and the agents and their affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from our views and the views of these entities. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer, other than the related guarantees, which are the securities of the Guarantor. Investing in the notes will not make you a holder of the Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to the Underlying Stock. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Underlying Stock and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and you have no right to receive shares of the Underlying Stock.

If shares of the Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your notes, include:

●	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.
●	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable. Additionally, the accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the Guarantor and the agents do not control the Underlying Company and have not verified any disclosure made by the Underlying Company. The Guarantor or our other affiliates and the agents and their affiliates currently, or in the future, may engage in business with the Underlying Company, and our affiliates and the agents and their affiliates may from time to time own the Underlying Stock. However, none of us, the Guarantor, the agents, or any of our respective affiliates has the ability to control any actions of the Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, the Underlying Company. Unless otherwise specified therein, any information in the term sheet regarding any Underlying Company is derived from publicly available information. You should make your own investigation into the Underlying Stock.

Business activities of the Guarantor or any of our other affiliates and those of the agents and their affiliates relating to the Underlying Company or the notes may create conflicts of interest with you. The Guarantor or any of our other affiliates and the agents and their affiliates, at the time of any offering of the notes or in the future, may engage in business with the Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to the Underlying Company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. Our affiliates and the agents and their affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the notes. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your notes. Any of these activities may adversely affect the value of the Underlying Stock and, consequently, the market value of your notes. None of us, the Guarantor, the agents, or our respective affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the Underlying Company. Any prospective purchaser of the notes should undertake an independent investigation of the Underlying Company to the extent that, in its judgment, is appropriate to make an informed decision regarding an investment in the notes. The selection of the Underlying Stock does not reflect any investment recommendations from us, the Guarantor, the agents, or our respective affiliates.

The Underlying Company will have no obligations relating to the notes and we will not perform any due diligence procedures with respect to the Underlying Company. The Underlying Company will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of noteholders into consideration for any reason, including taking any corporate actions that might affect the value of the Underlying Stock or the value of the notes. The Underlying Company will not receive any of the proceeds from any offering of the notes, and will not be responsible for, or participate in, the offering of the notes. No Underlying Company will be responsible for, or participate in, the determination or calculation of any payments on the notes.

None of us, the Guarantor, the agents, or any of our respective affiliates will conduct any due diligence inquiry with respect to the Underlying Stock in connection with an offering of the notes. None of us, the Guarantor, the agents, or any of our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Underlying Stock. Any prospective purchaser of the notes should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Company. The Price Multiplier, the Ending Value, the Redemption Amount and other terms of the notes may be adjusted for the specified corporate events affecting the Underlying Stock, as described in the section entitled “Description of the Notes—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount payable to you at maturity may adversely affect the Closing Market Price of the Underlying

Stock, the Ending Value, and the Redemption Amount, and, as a result, the market value of the notes.

Historical prices of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the notes. Accordingly, any historical or hypothetical prices of the Underlying Stock do not provide an indication of the future performance of the Underlying Stock.

Risks Relating to Underlying Stocks That Are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If the Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the Underlying Company and the holders of the ADRs. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, its market price will generally track the U.S. dollar value of the market price of the underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of the Underlying Stock may decrease while the market price of the underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have an adverse impact on the value of the Underlying Stock and consequently, the value of your notes and the Redemption Amount.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may negatively impact the value of such ADRs and, consequently, the value of your notes.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the notes. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, the Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of the Underlying Stock by reference to those common shares, as described below under “Description of the Notes—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the notes and the Redemption Amount.

One of our affiliates may serve as the depositary for ADRs. One of our affiliates may serve as depositary for some foreign companies that issue ADRs. If an Underlying Stock is an ADR, and one of our affiliates serves as depositary for such ADRs, the interests of our affiliate, as depositary for the ADRs, may be adverse to your interests as a holder of the notes.

Other Risk Factors Relating to the Underlying Stock

The applicable term sheet may set forth additional risk factors as to the Underlying Stock that you should review prior to purchasing the notes.

USE OF PROCEEDS and hedging

We intend to lend the net proceeds from the sales of the notes to Wells Fargo & Company and/or its affiliates. We expect that Wells Fargo & Company and/or its affiliates will use the proceeds from these loans for general corporate purposes as more fully described in the accompanying prospectus under “Use of Proceeds” and the prospectus supplement under “Supplemental Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

Each issue of the notes will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the indenture, as amended and supplemented from time to time. The indenture is described more fully in the prospectus and prospectus supplement. The following description of the notes supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement. These documents should be read in connection with the applicable term sheet.

The notes are senior unsecured debt securities issued by Wells Fargo Finance LLC, a wholly owned finance subsidiary of Wells Fargo & Company. Wells Fargo & Company will fully and unconditionally guarantee all payments of principal and other amounts payable on the notes. The notes will rank equally with all of our other unsecured senior debt from time to time outstanding. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The maturity date of the notes and the aggregate principal amount of each issue of notes will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

The notes do not guarantee the return of principal at maturity. The notes will be payable only in U.S. dollars.

Prior to the maturity date, the notes are not redeemable by us, except under the limited circumstances as set forth in the section “Description of the Notes—Anti-Dilution Adjustments—Reorganization Events”, or repayable at the option of any holder. The notes are not subject to any sinking fund.

We will issue the notes in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the notes will be set forth in the applicable term sheet. You may transfer the notes only in whole units.

Interest

The notes will bear interest at the fixed rate specified in the applicable term sheet. Unless otherwise set forth in the applicable term sheet, interest will be paid quarterly in cash in arrears on each interest payment date specified in the term sheet. Interest payable on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment will include interest accrued from, and including, the issue date or the most recent interest payment date to, but excluding, the next interest payment date. Unless otherwise specified in the term sheet, for so long as the notes are held in book-entry form only, we will pay interest to the persons in whose names the notes are registered at the close of business one business day prior to each interest payment date. If a scheduled interest payment date falls on a day that is not a business day, that interest payment will be made on the next succeeding business day and no additional interest will accrue as a result of the delayed payment.

Unless otherwise specified in the term sheet, a “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York.

Notwithstanding the foregoing, the final payment of interest and the Redemption Amount will be paid to the person in whose names the notes are registered on the maturity date.

Payment at Maturity

At maturity, subject to our credit risk, as issuer of the notes, and the credit risk of the Guarantor, as guarantor of the notes, in addition to the final interest payment on the notes, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

●	If the Ending Value is greater than or equal to the Step Level, then the Redemption Amount will equal:

Principal Amount + Step Payment

●	If the Ending Value is less than the Step Level but is greater than or equal to the Threshold Value, then the Redemption Amount will equal the principal amount.
●	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Step Level” will be a price of the Underlying Stock that reflects a specified percentage above the Starting Value. The Step Level will be determined on the pricing date and set forth in the term sheet.

The “Step Payment” will be a dollar amount representing a fixed percentage of the principal amount and set forth in the term sheet.

The “Threshold Value” will be a price of the Underlying Stock that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the pricing date and set forth in the term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the notes will be less than the principal amount if there is any decrease in the value of the Underlying Stock from the Starting Value to the Ending Value, and you may lose all of your principal amount of the notes.

Each term sheet will provide examples of payments on the notes based on certain hypothetical Ending Values.

The term sheet will set forth information as to the Underlying Stock, including information as to the historical prices of the Underlying Stock. However, historical prices of the Underlying Stock are not indicative of its future performance or the performance of your notes.

An investment in the notes does not entitle you to any ownership interest, including any voting rights, in the Underlying Stock, nor dividends paid or other distributions made, by the Underlying Company.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the term sheet.

Ending Value

Unless otherwise specified in the term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the valuation date multiplied by the Price Multiplier on that day.

Unless otherwise specified in the term sheet, the following definitions will apply:

The “valuation date” means a trading day shortly before the maturity date. The valuation date will be set forth in the term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), the Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

If there is a Market Disruption Event on the scheduled valuation date, the valuation date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Ending Value will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled trading day.

The “Closing Market Price” for one share of the Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

●	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;
●	if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on that day;
●	if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or
●	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

The initial “Price Multiplier” for the Underlying Stock will be one, unless otherwise set forth in the term sheet. The Price Multiplier for the Underlying Stock will be subject to adjustment for certain corporate events relating to the Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to the Underlying Stock (or any “successor Underlying Stock,” which is the common equity securities or the ADRs of a Successor Entity (as defined below)), a “Market Disruption Event” means any of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor to the Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);
(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or successor to the Underlying Stock); or
(C)	the determination that the scheduled valuation date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;
(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;
(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;
(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments

As to the Underlying Stock (or successor Underlying Stock), the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Ending Value), and any other terms of the notes (such as the Starting Value), if an event described below occurs after the pricing date and on or before the valuation date and if the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying Stock or successor Underlying Stock.

The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Stock.

No adjustments to the Price Multiplier for the Underlying Stock or any other terms of the notes will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the notes to reflect changes to the Underlying Stock if the calculation agent determines that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for the Underlying Stock or any other terms of the notes and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the Underlying Stock by the Underlying Company.

Following certain corporate events relating to an Underlying Stock, where the Underlying Company is not the surviving entity, any payment you receive on the notes may be based on the equity securities of a successor to the Underlying Company or any cash or any other assets distributed to holders of the Underlying Stock in such corporate event.

Following an event that results in an adjustment to the Price Multiplier for the Underlying Stock or any of the other terms of the notes, the calculation agent may (but is not required to) provide holders of the notes with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the notes, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for the Underlying Stock and other terms of the notes, and hence the Ending Value, as a result of certain events related to the Underlying Stock, which include, but are not limited to, the following:

Stock Splits and Reverse Stock Splits. If the Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

●	the prior Price Multiplier; and
●	the number of shares that a holder of one share of the Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If the Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

●	the prior Price Multiplier; and
●	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

●	the prior Price Multiplier; and
●	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

●	in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or
●	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the Underlying Company issues transferable rights or warrants to all holders of record of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

●	the prior Price Multiplier; and
●	the number of shares of the Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the valuation date of the notes, as to the Underlying Stock:

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

(g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

(h)	the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

(i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the Redemption Amount or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Underlying Stock or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes and as though the valuation date were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the notes to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the notes, and as though the valuation date were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

If the notes are accelerated as described in the two preceding paragraphs, you will also receive interest accrued on the notes until the date that the Redemption Amount is paid. However, upon any such acceleration, you will not be entitled to any interest that would have accrued after the date of acceleration.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Price Multiplier for the Underlying Stock or to the other terms of the notes, including the method of determining the Redemption Amount, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier for the Underlying Stock or any other terms of the notes (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on the Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the notes as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if the Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to notes linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the notes had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or
(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the notes as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If the Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding the Underlying Stock or the Underlying Company will be derived from publicly available documents. The Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the Guarantor, the agents, or any of our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, the Guarantor, the agents, or any of our respective subsidiaries or affiliates makes any representation to any purchaser of the notes as to the performance of the Underlying Stock.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Step Level, the Step Payment, the Ending Value, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, and trading days. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the notes. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the notes. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will pay the amount payable on the notes in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the indenture. If such an event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of the notes upon any acceleration permitted under the indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the valuation date.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the notes, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion under the headings “Description of Debt Securities of Wells Fargo Finance LLC—Modification and Waiver” beginning on page 22 and “—

Events of Default and Covenant Breaches” beginning on page 23 of the accompanying prospectus.

Listing

Unless otherwise specified in the applicable term sheet, the notes will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the notes. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page S-26 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the notes sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the notes.

None of the agents is acting as your fiduciary or adviser solely as a result of the making of any offering of the notes, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisers.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any notes after their initial sale solely for the purpose of providing investors with the description of the terms of the notes that were made available to investors in connection with the initial distribution of the notes. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

Neither we nor any agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes to anyone, and are not soliciting an offer to buy these notes from anyone, in any jurisdiction where the offer or sale is not permitted.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:
(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or
(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or
(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)       the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

United Kingdom

BofAS has represented and agreed that:

(a)	in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage, or dispose of investments (as principal or as agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Argentina

The notes are not and will not be marketed in Argentina by means of a public offer of securities, as such term is defined under Sections 2 and 83 of the Argentine Capital Markets Law No. 26,831, as securities. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the notes in Argentina.

Brazil

The information contained in this product supplement and in the accompanying prospectus supplement and prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this product supplement or in the accompanying prospectus supplement and prospectus should be made in Brazil without the applicable registration at the CVM.

Chile

The notes have not been registered with the Superintendency of Securities and Insurance of Chile, and the notes may not be offered or sold to persons in Chile, except in circumstances which do not result in an offer to the public in Chile, within the meaning of Chilean Law.

The People’s Republic of China

These offering documents have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) authorities, and is not an offer of securities (whether public offering or private placement) within the meaning of the Securities Law or other pertinent laws and regulations of the People’s Republic of China. These offering documents shall not be offered to the general public if used within the People’s Republic of China, and the notes so offered cannot be sold to anyone that is not a qualified purchaser of the People’s Republic of China. BofAS has represented, warranted and agreed that the notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China, except under circumstances that will result in compliance with applicable laws and regulations.

France

This product supplement and accompanying prospectus have not been approved by the Autorité des marchés financiers (“AMF”). Each of the selling agents has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this product supplement, the accompanying prospectus supplement or prospectus, or any other offering material relating to the notes, and that such offers, sales and distributions have been and will be made in France only to (a) providers of the investment service of portfolio management for the account of third parties, (b) qualified investors (investisseurs qualifiés) acting for their own account, (c) a restricted group of investors (cercle restreint d’investisseurs) acting for their own account and/or (d) other investors in circumstances which do not require the publication by the offeror of a prospectus pursuant to the French Code monétaire et financier and the Règlement général of the AMF all as defined in, and in accordance with, Articles L.411-2, D.411-1, D.411-4, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier and other applicable regulations. The direct or indirect resale of the notes to the public in France may be made only as provided by, and in accordance with, Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Mexico

The notes have not been and will not be registered in the National Securities Registry (Registro Nacional de Valores). Therefore, the notes may not be offered or sold in the United Mexican States (“Mexico”) by any means except in circumstances which constitute a private offering (oferta privada) pursuant to Article 8 of the Securities Market Law (Ley del Mercado de Valores) and its regulations. All applicable provisions of the Securities Market Law must be complied with in respect to anything done in relation to the notes in, from or otherwise involving Mexico.

New Zealand

No offeree of the notes shall directly or indirectly offer, sell or deliver any notes, or distribute the offering documents or any advertisement in relation to any offer of the notes, in New Zealand other than to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, or who are each required to pay a minimum subscription price of at least NZ$500,000 for the notes (excluding any amounts lent by the issuer or any of its affiliates) before the allotment of those notes, or who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public, or in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand.

Philippines

THE NOTES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE SECURITIES REGULATION CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Switzerland

The notes may not be offered, sold or advertised directly or indirectly into or in Switzerland except in a manner which will not result in a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations (“CO”). Neither this product supplement or the accompanying prospectus supplement and prospectus nor any other offering or marketing materials relating to the notes have been prepared with regard to the disclosure standards for prospectuses under article 652a or 1156 CO, and therefore do not constitute a prospectus within the meaning of article 652a or 1156 CO. Neither this product supplement nor the accompanying prospectus supplement and prospectus nor any other offering or marketing materials relating to the notes may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offering of the notes into or in Switzerland.

Taiwan

The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

Uruguay

The notes have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. The notes are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of the notes a public offering in Uruguay. No Uruguayan regulatory authority has approved the notes or passed on our solvency. In addition, any resale of the notes must be made in a manner that will not constitute a public offering in Uruguay.

Los valores no han sido registrados bajo la Ley de Mercado de Valores de la República Oriental del Uruguay o registrados ante el Banco Central del Uruguay. Los valores no son ofrecidos en forma pública en Uruguay y lo son únicamente en forma privada. Ninguna acción puede ser adoptada en Uruguay en relación a estos valores que resulte en que esta oferta de valores sea una oferta pública de valores en Uruguay. Ninguna autoridad regulatoria del Uruguay ha aprobado estos valores o se ha manifestado sobre nuestra solvencia. Adicionalmente, cualquier reventa de estos valores debe ser realizada en forma tal que no constituya oferta pública de valores en el Uruguay.

Venezuela

The notes have not been registered with the Comision Nacional de Valores de Venezuela and are not being publicly offered in Venezuela. No document related to the offering of the notes, including this product supplement and the accompanying prospectus, shall be interpreted to constitute an offer of securities or an offer or the rendering of any investment advice, securities brokerage, and/or banking services in Venezuela. Investors wishing to acquire the notes may use only funds located outside of Venezuela.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the original offering price as stated in the applicable pricing supplement and hold the note as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, or if you are an investor subject to special rules, such as:

●	a financial institution;
●	a “regulated investment company”;
●	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;
●	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;
●	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note; or
●	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

We will not attempt to ascertain whether an underlying stock issuer is treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If an underlying stock issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of the notes. You should refer to information filed with the U.S. Securities and Exchange Commission or similar governmental authority by any underlying stock issuer and consult your tax adviser regarding the possible consequences to you if any underlying stock issuer is or becomes a USRPHC or PFIC, as applicable.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on net investment income. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

Tax Treatment of the Notes

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the notes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain.  We intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a prepaid derivative contract, and to treat any stated interest payments on the note as giving rise to current inclusions of ordinary income for U.S. federal income tax purposes.  By purchasing a note, you agree to this treatment.

If the IRS were successful in asserting an alternative treatment for the notes, as described in the discussion under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes” below, the timing and character of income on the notes might differ.

Unless otherwise stated, the following discussion is based on the treatment of the notes described above.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the notes that is:

●	a citizen or individual resident of the United States;
●	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Legislation enacted in 2017 modified the rules regarding the timing of income to be recognized by accrual method taxpayers. Under this legislation, if you are an accrual method taxpayer, notwithstanding the discussion below, you may be required to include income on a note no later than the relevant item is taken into account as revenue in an applicable financial statement. You should consult your tax adviser concerning the application of these rules in your particular situation.

Stated Interest Payments on the Notes. Stated interest payments on the notes should generally be taxable to you as ordinary income at the time accrued or received in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes. Upon a sale, exchange or retirement of the notes, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than any stated interest payments received from us) and your tax basis in the notes that are sold, exchanged or retired, although the treatment of any sales proceeds attributable to accrued but unpaid stated interest payments is unclear. Your tax basis in a note generally should equal the amount you paid to acquire it. Subject to the discussion in “—Potential Application of Section 1260 of the Code” below, this gain or loss generally should be long-term capital gain or loss if at the time of the sale, exchange or retirement you held the note for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to certain limitations.

Potential Application of Section 1260 of the Code

If the notes are linked to an Underlying Stock that constitutes an equity interest in one of a specified list of entities, including a real estate investment trust, partnership or PFIC, depending upon the specific terms of the notes it is possible that an investment in the notes will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of the notes would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held a note, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Unless otherwise indicated in the applicable pricing supplement, due to the lack of governing authority under Section 1260 we do not expect that our counsel will be able to opine as to whether or how these rules will apply to the notes if the notes are linked to an Underlying Stock of the type described above.

Possible Alternative Tax Treatments of an Investment in the Notes

Alternative U.S. federal income tax treatments of the notes are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the notes. It is possible, for example, that the notes could be treated as debt instruments issued by us. Under this treatment, “long-term” notes (i.e., notes that mature, after taking into account the last possible date that the notes could be outstanding under their terms, more than one year from the date of their issuance) would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that case, regardless of your method of accounting for U.S. federal income tax purposes, you would generally be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the notes, in each year that you held the notes, even though this amount might exceed the stated interest payments in that year. In addition, any gain recognized on the sale, exchange or retirement of the notes would be treated as ordinary income. If notes that are not “long-term” notes were treated as debt instruments, all or a portion of the gain you recognize on a sale, exchange or retirement of the notes could be treated as ordinary income.

Alternatively, a note could be treated as an “open transaction,” with the result that stated interest payments on the note might not be accounted for separately as giving rise to income to U.S. holders until the sale, exchange or retirement of the notes. Other alternative treatments are possible. Moreover, even if one of these alternative treatments does not apply to the notes, if a Reorganization Event occurs and the calculation agent selects a replacement Underlying Stock, the IRS could treat the replacement as a taxable event with respect to the notes.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the notes that is:

●	an individual who is classified as a nonresident alien;
●	a foreign corporation; or
●	a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition of the notes, (ii) a former citizen or resident of the United States or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes.

Stated Interest Payments on the Notes. Because significant aspects of the tax treatment of the notes are uncertain, persons having withholding responsibility in respect of the notes may withhold on any stated interest payment paid to you, generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the notes, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

Sale, Exchange or Retirement of the Notes. Subject to the possible application of Section 897 of the Code and the discussions below regarding Section 871(m), FATCA and backup withholding, you generally should not be subject to U.S. federal income or withholding tax in respect of amounts paid to you upon the sale, exchange or retirement of the notes.

Tax Consequences Under Possible Alernative Treatments. As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Notes,” the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Possible Withholding under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to “specified equity linked instruments” (“specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“qualified indices”) as well as securities that track such indices (“qualified index securities”).

Although the Section 871(m) regime became effective in 2017, the regulations and IRS Notice 2018-72 phase in the application of Section 871(m) as follows:

●	For financial instruments issued prior to January 1, 2021, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.
●	For financial instruments issued in 2021 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

Delta is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the underlying security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the underlying security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note. However, if the time of pricing is more than 14 calendar days before the issuance of the note, the calculation date is the date of the issuance of the note. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after you agree to acquire a note. As a result, you should acquire such a note only if you are willing to accept the risk that the note is treated as a specified ELI subject to withholding.

If the terms of a note are subject to a “significant modification,” the note generally will be treated as reissued for this purpose at the time of the significant modification, in which case the notes could become specified ELIs at that time.

If a note is a specified ELI, withholding in respect of dividend equivalents will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the note or upon the date of maturity, lapse or other disposition of the note by you, or possibly upon certain other events. Depending on the circumstances, the applicable withholding agent may withhold the required amounts from any stated interest or other payments on the note, from proceeds of the retirement or other disposition of the note, or from your other cash or property held by the withholding agent.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an underlying security and the delta; or (ii) in the case of a “complex” contract, the per-share dividend amount and the initial hedge. The dividend equivalent amount for a specified ELI issued prior to January 1, 2021 that has a “delta” of one will be calculated in the same manner as (i) above, using a “delta” of one. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the underlying security.

Neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld.

Depending on the terms of a note and whether or not it is issued on or after January 1, 2021, the pricing supplement may contain additional information relevant to Section 871(m), such as whether the note references a qualified index or qualified index security; whether it is a “simple” contract; the “delta” and the number of shares multiplied by delta (for a simple contract); and whether the “substantial equivalence test” is met and the initial hedge (for a complex contract).

Prospective purchasers of the notes should consult their tax advisers regarding the potential application of Section 871(m) to a particular note. Our determination is binding on non-U.S. holders, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to notes linked to U.S. equities and their application to a specific issue of notes may be uncertain. Accordingly, even if we determine that certain notes are not specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those notes. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Stock, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified ELIs subject to Section 871(m) as a general matter. Non-U.S. holders should consult their tax advisers regarding the application of Section 871(m) in their particular circumstances.

U.S. Federal Estate Tax

If you are an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a note may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the notes.

Information Reporting and Backup Withholding

If you are a U.S. holder, amounts paid on the notes and the proceeds of a sale, exchange or retirement of the notes may be subject to information reporting unless you are an exempt recipient. These amounts may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions.

If you are a non-U.S. holder, the stated interest payments may be subject to information reporting. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8 appropriate to your situation, you will generally establish an exemption from information reporting (other than in respect of the stated interest payments) and backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation applies to certain financial instruments that are treated as paying U.S.-source interest, dividends or dividend equivalents or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as paying U.S.-source interest or dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Although the application of the FATCA rules to the notes is not entirely clear because the U.S. federal income tax treatment of the notes is unclear, it would be prudent to assume that a withholding agent will treat the stated interest payments, and possibly other payments, as potentially subject to withholding under the FATCA regime. If withholding applies to the notes, neither we nor our agents (including BofAS) will be required to pay any additional amounts with respect to amounts withheld. If you are a non-U.S. holder, or a U.S. holder holding notes through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the notes.

THE TAX CONSEQUENCES TO HOLDERS OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or any plan subject to similar laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or similar laws.

Further, any person acquiring or holding the notes on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, BofAS or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Each purchaser or holder of the notes acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the notes, (b) the purchaser or holder’s investment in the notes, or (c) the exercise of or failure to exercise any rights we have under or with respect to the notes;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the notes and (b) all hedging transactions in connection with our obligations under the notes;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests may be adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.